Exhibit 10.3

THIRD AMENDED AND RESTATED

APPLIED MEDICAL CORPORATION

2008 STOCK INCENTIVE PLAN

(Originally adopted by the Board and approved by the Stockholders of Applied Medical Resources Corporation on December 19, 2008; amended and restated effective February 25, 2009; assumed by Applied Medical

Corporation on August 20, 2010; amended and restated effective

December 1, 2010; further amended and restated effective October 18, 2011 )

4.3	Incentive Stock Option $100, 000 Limitation	12
SECTION 5 STOCK SUBJECT TO PLAN		12
5.1	Share Limit	12
5.2	Award Limitation	13
5.3	Additional Shares	13
SECTION 6 RESTRICTED SHARES		13
6.1	Restricted Share Agreement	13
6.2	Duration of Offers and Nontransferability of Purchase Rights	13
6.3	Purchase Price; Class of Shares	13
6.4	Repurchase Rights and Transfer Restrictions	14
SECTION 7 STOCK OPTIONS		14
7.1	Stock Option Agreement	14
7.2	Number and Class of Shares; Kind of Option	14
7.3	Exercise Price	14
7.4	Term	14
7.5	Exercisability	14
7.6	Repurchase Rights and Transfer Restrictions	14
7.7	Transferability of Options	15
7.8	Exercise of Options on Termination of Service	15
7.9	Notification Regarding Disposition	15
7.10	No Rights as a Stockholder	15
7.11	Modification, Extension and Renewal of Options	16
SECTION 8 PAYMENT FOR SHARES		16
8.1	General	16
8.2	Surrender of Stock	16
8.3	Services Rendered	16
8.4	Promissory Notes	16
8.5	Exercise/Sale	16
8.6	Exercise/Pledge	16
8.7	Other Forms of Payment	16
SECTION 9 STOCK APPRECIATION RIGHTS		17
9.1	SAR Agreement	17
9.2	Number and Class of Shares	17
9.3	Exercise Price	17
9.4	Exercisability and Term	17
9.5	Exercise of SARs	17
9.6	Modification or Assumption of SARs	17
9.7	Buyout Provisions	17
9.8	Repurchase Rights and Transfer Restrictions	17
SECTION 10 ADJUSTMENT OF SHARES		18
10.1	General	18
10.2	Dissolution or Liquidation	18
10.3	Mergers and Consolidations	18
10.4	Reservation of Rights	18
SECTION 11 REPURCHASE RIGHTS		18
11.1	Company’s Right To Repurchase Shares	18
SECTION 12 WITHHOLDING AND OTHER TAXES		19
12.1	General	19
12.2	Share Withholding	19
12.3	Cashless Exercise/Pledge	19
12.4	Other Forms of Payment	19

SECTION 13 SECURITIES LAW REQUIREMENTS		19
13.1	General	19
13.2	Dividend Rights	19
13.3	Investment Assurances	19
SECTION 14 NO RETENTION RIGHTS		20
SECTION 15 DURATION AND AMENDMENTS		20
15.1	Term of the Plan	20
15.2	Right to Amend or Terminate the Plan	20
15.3	Effect of Amendment or Termination	20
SECTION 16 EXECUTION		20

THIRD AMENDED AND RESTATED

APPLIED MEDICAL CORPORATION

2008 STOCK INCENTIVE PLAN

SECTION 1 PURPOSE.

The Plan was (i) originally adopted by the Board of Directors of Applied Medical Resources Corporation (“AMRC”) effective December 19, 2008, (ii) amended and restated effective February 25, 2009, (iii) assumed by Applied Medical Corporation (the “Company”) effective August 20, 2010 in connection with a reincorporation in Delaware and the creation of a holding company structure, (iv) amended and restated effective October 28, 2010 and (v) further amended and restated effective October 18, 2011 (the “Effective Date”). The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) facilitating the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options or nonqualified stock options), SARs and rights to acquire restricted Shares.

The Plan is intended as the successor to the Prior Plan. Following the Effective Date, no additional stock awards shall be granted under the Prior Plan. As further described in Section 5.1 below, the following shall become available for issuance pursuant to Awards granted hereunder: (i) any Shares subject to outstanding awards granted under the Prior Plan that expire or terminate for any reason prior to exercise, and (ii) any Shares which are acquired by the Company pursuant to any forfeiture of such Shares (including, without limitation, pursuant to the Company’s right to repurchase unvested Shares) under the Prior Plan.

The Awards made under the Plan are intended to be exempt from the securities qualification requirements of the California Corporations Code by satisfying the exemption under Section 25102(o) of the California Corporations Code. However, Awards may be made in reliance upon other state securities law exemptions. To the extent that Section 25102(o) or the regulations promulgated thereunder are amended after the Effective Date to delete any requirements set forth in such law or regulations, the terms of this Plan which are included only to comply with Section 25102(o) or the regulations promulgated thereunder as in effect prior to any such amendment shall be disregarded to the extent permitted by applicable law.

SECTION 2 DEFINITIONS.

2.1 “Award” shall mean any award of an Option, a SAR or a right to acquire Shares under the Plan.

2.2 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

2.3 “Change in Control” shall mean the occurrence of any of the following events:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company;

(c) Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(d) Individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, then such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For purposes of Section 2.3(c), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Notwithstanding the foregoing, the term “Change in Control” shall not include (a) a transaction approved by the Board, the primary purpose of which is to change the state of the Company’s incorporation or to form a holding company, if the outstanding securities of the resulting entity will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, (b) a transaction the primary purpose of which is to make an initial public offering of the Company’s Stock or (c) any change in the beneficial ownership of the securities of the Company as a result of a private financing or recapitalization of the Company that is approved by the Board.

2.4 “Class” shall mean Class A Common Stock or Class B Common Stock of the Company, as applicable.

2.5 “Class A Common Stock” shall mean shares of Class A Common Stock of the Company.

2.6 “Class B Common Stock” shall mean shares of Class B Common Stock of the Company.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8 “Committee” shall mean the committee designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.

2.9 “Company” shall mean Applied Medical Corporation, a Delaware corporation.

2.10 “Consultant” shall mean a consultant or advisor who is not an Employee or Outside Director and who performs bona fide services for the Company, a Parent or a Subsidiary.

2.11 “Disability” shall mean permanent and total disability as defined by Section 22(e)(3) of the Code.

2.12 “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary and who is an “employee” within the meaning of Section 3401 (c) of the Code and regulations issued thereunder.

2.13 “Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

2.14 “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon the exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

2.15 “Fair Market Value” with respect to a Share shall mean, as of any given date, the value of such Share, determined by the Board or the Committee as follows:

(a) If any Class of the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which such Stock is quoted or, if such Stock is not quoted on any such system, by the Pink Sheets LLC;

(b) If any Class of the Stock was traded on The NASDAQ Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The NASDAQ Stock Market;

(c) If any Class of the Stock was traded on a United States stock exchange other than The NASDAQ Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

(d) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Board or the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Board or the Committee shall be conclusive and binding on all persons.

2.16 “ISO” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

2.17 “NSO” shall mean a nonqualified stock option, which is an Option that by its terms does not qualify as, or is not intended to qualify as, an ISO.

2.18 “Option” shall mean an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

2.19 “Optionee” shall mean a Participant that holds an Option or SAR.

2.20 “Outside Director” shall mean a member of the Board of the Company, a Parent or a Subsidiary who is not an Employee.

2.21 “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

2.22 “Participant” shall mean an individual or estate who or which holds an Award.

2.23 “Plan” shall mean the Applied Medical Corporation 2008 Stock Incentive Plan, as amended and restated to date.

2.24 “Prior Plan” shall mean the AMRC 1998 Stock Incentive Plan, which was assumed by the Company effective August 20, 2010.

2.25 “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option).

2.26 “Purchaser” shall mean a person to whom the Board has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

2.27 “Restricted Share Agreement” shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

2.28 “SAR” shall mean a stock appreciation right granted under the Plan.

2.29 “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

2.30 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.31 “Service” shall mean service as an Employee, a Consultant or an Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Stock Option Agreement, SAR Agreement or Restricted Share Agreement. Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company. However, for purposes of determining whether an Option is entitled to ISO status, and to the extent required under the Code, an Employee’s employment will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract or such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

2.32 “Share” shall mean one share of Stock, as adjusted in accordance with Section 10 (if applicable).

2.33 “Stock” shall mean the Class A Common Stock or Class B Common Stock of the Company, as applicable.

2.34 “Stock Option Agreement” shall mean the written agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

2.35 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

2.36 “Ten-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership for purposes of this Section 2.36, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3 ADMINISTRATION.

3.1 General Rule. The Plan shall be administered by the Board. However, the Board may delegate any or all administrative functions under the Plan otherwise exercisable by the Board to one or more Committees. Each Committee shall consist of at least two directors of the Board who have been appointed by the Board. Each Committee shall have the authority and be responsible for such functions as the Board has assigned to it. If a Committee has been appointed, any reference to the Board in the Plan shall be construed as a reference to the Committee to whom the Board has assigned a particular function. In addition, to the extent required by the Board (or, if earlier, promptly following the date on which the Company first becomes subject to the reporting obligations of the Exchange Act — such date to be extended, as applicable, to the end of any transition period with respect to Rule 16b-3 (or its successor) under the Exchange Act or Section 162(m) under the Code), the composition of the Committee shall satisfy such requirements as (i) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.

3.2 Board Authority and Responsibility. Subject to the provisions of the Plan, the Board shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Without limiting the generality of the foregoing, the Board or the Committee shall have full authority and discretion to take the following actions:

(a) To interpret the Plan and to apply its provisions;

(b) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(c) To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(d) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(e) To determine when Awards are to be granted under the Plan;

(f) To select the Participants;

(g) To determine the number and Class of Shares to be made subject to each Award;

(h) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, to provide for rights of first refusal, repurchase rights and other forms of restrictions on transfer, and to specify the provisions of the agreement relating to such Award;

(i) To modify, amend, extend or renew outstanding Awards (including, without limitation, modification of the Exercise Price or Purchase Price) and to accept the cancellation of outstanding Awards or other options or rights (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Awards for the same or a different number or Class of Shares and at the same or a different Exercise Price or Purchase Price, subject to applicable legal restrictions, the limitations of the Plan and the consent of affected Participants if the same would materially impair their rights or increase their obligations under such Awards;

(j) To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(k) To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(1) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(m) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award agreement;

(n) To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting or ability to retain any Award;

(o) To determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award under the Plan;

(p) To accelerate the vesting of any Award or to release or waive any repurchase rights, rights of first refusal or other restrictions on transfer with respect to Awards or to Shares issued or issuable pursuant to Awards, or to extend the exercise date of any Option or the acceptance date of any right to acquire Shares; and

(q) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons then subject to Section 16 of the Exchange Act with respect to the Stock.

All decisions, interpretations and other actions of the Board or Committee with respect to the Plan shall be final and binding on all persons deriving rights under the Plan. No member of the Board or the Committee shall be liable for any action that such member has taken or has failed to take in good faith with respect to the Plan, any Option, or ally right to acquire Shares under the Plan.

3.3 Electronic Delivery. Any reference herein to a “written” agreement or document shall, to the extent permitted by regulations, policies and interpretations of applicable federal and state securities law administrators and agencies, include any agreement or document (i) delivered electronically or (ii) posted on the Company’s intranet or a designated website for Company-specific or Plan-specific documents.

3.4 Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect to the extent permitted under Section 409A of the Code), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code, (2) preserve the intended tax treatment of the benefits provided with respect to the Award, or (3) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

3.5 Qualifying Performance Criteria. The number or Class of Shares or other benefits granted, issued, retainable or vested under an Award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Board or Committee in the Award (collectively, “Qualifying Performance Criteria”): (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, product revenue or licensing revenue, (j) income or net income, (k) operating income or net operating income, (1) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares. The Board or Committee may appropriately adjust any evaluation of performance under any Qualifying Performance

Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. If applicable, the Board or Committee shall determine the Qualifying Performance Criteria not later than the 90th day of the performance period (or, for performance periods with a duration of less than or more than one year, within the first 25% of the duration of the performance period), and shall determine and certify, for each Participant, the extent to which the Qualifying Performance Criteria have been met prior to payment of any resulting award. The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of Qualifying Performance Criteria to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, the Board or Committee may grant an Award with performance-based vesting without reference to the provisions of this Section 3.5 (including, without limitation, any Qualifying Performance Criteria) where such Award is not intended to be exempt from the provisions of Section 162(m) of the Code.

SECTION 4 ELIGIBILITY.

4.1 General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of NSOs, SARs or the award or sale of Shares.

4.2 Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or a Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code. For purposes of this Section 4.2: (i) in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries; and (ii) “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant, but shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

4.3 Incentive Stock Option $100, 000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the ISOs or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as NSOs, notwithstanding any contrary provision of the applicable Stock Option Agreement(s).

SECTION 5 STOCK SUBJECT TO PLAN.

5.1 Share Limit. Subject to Section 5.3 and Section 10, the aggregate number of Shares which may be issued under the Plan shall not exceed 5,761,426 Shares, determined regardless of Class; provided, however, that such limit shall be increased by the sum of (i) any Shares subject to outstanding awards granted under the Prior Plan that expire or terminate for any reason prior to exercise, (ii) any Shares which are acquired by the Company pursuant to any forfeiture of such Shares (including, without limitation, pursuant to the Company’s right to repurchase unvested Shares) under the Prior Plan and (iii) an annual increase on the first day of each year beginning in 20 ! 2 and ending in 2021, equal to the least of (A) 500,000 Shares, (B) two and one half percent (2.5%) of the Shares outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of Shares as determined by the Board; provided, however, that no more than 10,000,000 Shares may be issued upon the exercise of Incentive Stock Options. Subject to Section 5.3, the number of Shares available for issuance under the Plan shall be reduced by one (1) Share for each Share issued pursuant to an Award. The number of Shares which are subject to Awards outstanding at any time shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan (including, without limitation, outstanding Awards). Shares offered under the Plan may be authorized but unissued Shares.

5.2 Award Limitation. Subject to the provisions of Section 10, from and after the date on which the Company first becomes subject to the reporting obligations of the Exchange Act (such date to be extended, as applicable, to the end of any transition period under Treasury Regulation Section 1.162 -27(f)(1) or any successor regulation or guidance under Section 162(m) of the Code), no Participant may receive Awards under the Plan in any calendar year that relate to more than 500,000 Shares; provided, however, that such limit shall be doubled for purposes of a Participant’s first calendar year of Service.

5.3 Additional Shares. In the event that any outstanding Award expires, terminates or is canceled or forfeited for any reason, the Shares allocable to the unexercised portion of such Award shall remain available for issuance pursuant to the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5.1 and the balance shall again become available for Awards under the Plan. In addition, the following Shares shall revert to and again become available for issuance under the Plan (i. e., the original issuance of such Shares shall not be deemed to have reduced the number of Shares which remain available for issuance under the Plan): (i) any Shares previously issued under the Plan that are reacquired by the Company pursuant to a forfeiture provision (including, without limitation, pursuant to the Company’s right to repurchase unvested Shares); (ii) any Shares subject to an Award that are not delivered to a Participant because such Shares are withheld for the payment of taxes or the Award is exercised through a reduction of Shares subject to the Award (i. e., “net exercised”); and (iii) any Shares held by the Participant that are tendered to satisfy the exercise price of any Award.

SECTION 6 RESTRICTED SHARES.

6.1 Restricted Share Agreement. Each award or sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Restricted Share Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Restricted Share Agreement, that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

6.2 Duration of Offers and Nontransferability of Purchase Rights. Any right to acquire Shares (other than an Option) shall automatically expire if not exercised by the Purchaser within thirty (30) days after the Board approves the award or sale of Shares. Such right shall be nontransferable and shall be exercisable only by the Purchaser to whom the right was granted.

6.3 Purchase Price; Class of Shares. The Board shall determine the amount of the Purchase Price and the Class of Shares in its sole discretion. The Purchase Price shall be payable in a form described in Section 8.

6.4 Repurchase Rights and Transfer Restrictions. Each award or sale of Shares shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine, subject to the requirements of Section 11. Such restrictions shall be set forth in the applicable Restricted Share Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.

SECTION 7 STOCK OPTIONS.

7.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Stock Option Agreement, which are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

7.2 Number and Class of Shares; Kind of Option. Each Stock Option Agreement shall specify the number and Class of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10. The Stock Option Agreement shall also specify whether the Option is intended to be an ISO or an NSO.

7.3 Exercise Price. Each Stock Option Agreement shall set forth the Exercise Price, which shall be payable in a form described in Section 8. Subject to the following requirements, the Exercise Price under any Option shall be determined by the Board in its sole discretion:

(a) Minimum Exercise Price for ISOs. The Exercise Price per Share of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided however, that the Exercise Price per Share of an ISO granted to a Ten-Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant.

(b) Minimum Exercise Price for NSOs. The Exercise Price per Share of an NSO shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

7.4 Term. Each Stock Option Agreement shall specify the term of the Option. The term of an Option shall in no event exceed ten (10) years from the date of grant; provided, however, that the term of an ISO granted to a Ten-Percent Stockholder shall not exceed five (5) years from the date of grant. Subject to the foregoing, the Board in its sole discretion shall determine when an Option shall expire.

7.5 Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable; provided however, that no Option shall be exercisable unless the Optionee has delivered to the Company an executed copy of the Stock Option Agreement or otherwise evidenced such Optionee’s acceptance of the terms of such Stock Option Agreement in a manner satisfactory to the Board. The Board, in its sole discretion, shall determine when all or any installment of an Option is to become exercisable and may, in its sole discretion, provide for accelerated exercisability in the event of a Change in Control or other events.

7.6 Repurchase Rights and Transfer Restrictions. Shares purchased on exercise of Options shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine, subject to the requirements of Section 11. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.

7.7 Transferability of Options. During an Optionee’s lifetime, his or her Options shall be exercisable only by the Optionee or by the Optionee’s guardian or legal representatives, and shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution. Notwithstanding the foregoing, however, to the extent permitted by the Board in its sole discretion, an NSO may, to the extent permitted by Section 260.140.41(c) of Title 10 of the California Code of Regulations and Rule 701 of the Securities Act, be transferred by the Optionee to (i) a revocable trust, (ii) one or more family members or (iii) a trust established for the benefit of the Optionee and/or one or more family members.

7.8 Exercise of Options on Termination of Service. Each Option shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service. Each Stock Option Agreement shall provide the Optionee with the right to exercise the Option following the Optionee’s termination of Service during the Option term, to the extent the Option was exercisable for vested Shares upon termination of Service, for at least thirty (30) days if termination of Service is due to any reason other than “cause” (defined below), death or Disability, and for at least six (6) months after termination of Service if due to death or Disability (but in no event later than the expiration of the Option term). If the Optionee’s Service is terminated for cause, the Stock Option Agreement may provide that the Optionee’s right to exercise the Option terminates immediately on the effective date of the Optionee’s termination. To the extent the Option was not exercisable for vested Shares upon termination of Service, the Option shall terminate when the Optionee’s Service terminates. Subject to the foregoing, such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

For purposes of this Plan, “cause” shall mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of (or plea of guilty or nolo contendere to) any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s commission (or attempted commission) of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s material violation of any contract or agreement between the Participant and the Company, of any policy of the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct; provided however, that the foregoing definition of cause shall be inapplicable if Optionee has an employment or other agreement with the Company which defines “cause,” and in that event, the definition contained in such employment agreement shall apply in lieu of the foregoing definition. The determination that a termination of the Participant’s Service is either for cause or without cause shall be made by the Company in its sole discretion. Any determination by the Company that the Service of a Participant was terminated with or without cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

7.9 Notification Regarding Disposition. An Optionee shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to the Optionee, or (b) one year after the transfer of such Shares to such Optionee.

7.10 No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by an Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of the Option. No adjustments shall be made, except as provided in Section 10.

7.11 Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Board may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number or Class of Shares and at the same or a different Exercise Price, subject to applicable legal restrictions, the limitations of the Plan and the consent of affected Optionees if the same would materially impair their rights or increase their obligations under such Options.

SECTION 8 PAYMENT FOR SHARES.

8.1 General. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash, cash equivalents or one of the other forms provided in this Section 8 or any combination of such permitted forms of payment.

8.2 Surrender of Stock. To the extent permitted by the Board in its sole discretion, payment may be made in whole or in part by surrendering (in good form for transfer) Shares which have already been owned by the Optionee or Purchaser for at least six (6) months. Such Shares shall be valued at their Fair Market Value on the date of Option exercise or purchase date.

8.3 Services Rendered. As determined by the Board in its discretion, Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary.

8.4 Promissory Notes. To the extent not prohibited by applicable securities laws and permitted by the Board in its sole discretion, payment may be made in whole or in part with a promissory note executed by the Optionee or Purchaser which shall, for applicable tax, accounting and legal purposes, be full-recourse. Without limiting the foregoing: (i) the interest rate payable under the promissory note shall not be less than the minimum rate required to avoid the imputation of income for U.S. federal income tax purposes; and (ii) shares purchased shall be pledged as security for payment of the principal amount of the promissory note and interest thereon; provided, that if the Optionee or Purchaser is a Consultant, such note must be collateralized with such additional security to the extent required by applicable laws. Subject to the foregoing, the Board shall determine the term, interest rate and other provisions of the note.

8.5 Exercise/Sale. To the extent permitted by the Board in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.6 Exercise/Pledge. To the extent permitted by the Board in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.7 Other Forms of Payment. To the extent permitted by the Board in its sole discretion and subject to legal restrictions, payment may be made by the cancellation of indebtedness of the Company owing to the Participant or the waiver of compensation due or accrued to the Participant for services rendered, or in any other form that is consistent with applicable laws, regulations and rules.

SECTION 9 STOCK APPRECIATION RIGHTS.

9.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

9.2 Number and Class of Shares. Each SAR Agreement shall specify the number and Class of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 10.

9.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

9.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control or an initial public offering of the Company’s Stock. The Board may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

9.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Board shall determine The amount of cash and/or the Fair Market Value of Shares received upon exercise of a SAR shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SAR exceeds the Exercise Price.

9.6 Modification or Assumption of SARs. Within the limitations of the Plan, the Board may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number or Class of Shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

9.7 Buyout Provisions. The Board may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Board shall establish.

9.8 Repurchase Rights and Transfer Restrictions. Shares issued upon settlement of SARs shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine, subject to the requirements of Section 11. Such restrictions shall be set forth in the applicable SAR Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.

SECTION 10 ADJUSTMENT OF SHARES.

10.1 General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a recapitalization, a spin-off, a reclassification, merger or a similar occurrence, the Board shall make equitable and proportionate adjustments to the following: (i) the number of Options, SARs and Shares available for future awards under Section 5; (ii) the number of Shares covered by each outstanding Award; (iii) the Exercise Price under each outstanding Option and SAR, and the Purchase Price payable under each outstanding Restricted Share Agreement; (iv) the price of Shares subject to the Company’s right of repurchase; and (v) the limitations in Sections 5.1 and 5.2.

10.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Awards shall terminate immediately prior to the dissolution or liquidation of the Company.

10.3 Mergers and Consolidations. In the event that the Company is a party to a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of the Company’s stock or assets, outstanding Awards shall be subject to the agreement of merger, consolidation or sale. Such agreement may provide for one or more of the following: (i) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (ii) the assumption of the Plan and outstanding Awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of options or rights with substantially the same terms for such outstanding Awards; (iv) immediate exercisability of such outstanding Awards followed by the cancellation of such Awards; or (v) settlement of the intrinsic value of the outstanding Awards (whether or not then exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards; in each case without the Participant’s consent.

10.4 Reservation of Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option or the Purchase Price for any right. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 11 REPURCHASE RIGHTS.

11.1 Company’s Right To Repurchase Shares. The Company shall have the right to repurchase Shares that have been acquired through an award or sale of Shares or the exercise or settlement of an Award upon termination of the Participant’s Service if provided in the applicable Restricted Share Agreement, Stock Option Agreement or SAR Agreement. The Board in its sole discretion shall determine when the right to repurchase shall lapse as to all or any portion of the Shares, and may, in its discretion, provide for accelerated vesting in the event of a Change in Control or other events.

SECTION 12 WITHHOLDING AND OTHER TAXES.

12.1 General. A Participant or his or her successor shall pay, or make arrangements satisfactory to the Board for the satisfaction of, any federal, state, local or foreign withholding tax obligations that may arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

12.2 Share Withholding. The Board may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that would otherwise be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided however, that in no event may a Participant surrender Shares in excess of the legally required withholding amount based on the minimum statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority. All elections by Participants to have Shares withheld for this purpose shall be made in such form and under such conditions as the Board may deem necessary or advisable.

12.3 Cashless Exercise/Pledge. The Board may provide that if Company Shares are publicly traded at the time of exercise, arrangements may be made to meet the Participant’s withholding obligation by cashless exercise or pledge.

12.4 Other Forms of Payment. The Board may permit such other means of tax withholding as it deems appropriate.

SECTION 13 SECURITIES LAW REQUIREMENTS.

13.1 General. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be listed.

13.2 Dividend Rights. A Restricted Share Agreement may require that the holders of Shares invest any cash dividends received in additional Shares or to apply cash dividends to the repayment of indebtedness owing to the Company. Such additional Shares shall be subject to the same conditions and restrictions as the Award with respect to the Shares under which the dividends were paid.

13.3 Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Stock under any Award: (i) to give written assurances satisfactory to the Company (x) as to the Participant’s knowledge and experience in financial and business matters, or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and (y) that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (a) the issuance of the shares upon the exercise or acquisition of Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (b) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.

SECTION 14 NO RETENTION RIGHTS.

No provision of the Plan, or any Award granted under the Plan, shall be construed to give any person any right to become an Employee, to be treated as an Employee, or to continue in Service for any period of time, or restrict in any way the rights of the Company (or Parent or subsidiary to whom the person provides Service), which rights are expressly reserved, to terminate the Service of such person at any time and for any reason, with or without cause, without thereby incurring any liability to him or her.

SECTION 15 DURATION AND AMENDMENTS.

15.1 Term of the Plan. The Plan became effective on the date of its adoption by the Board. The Plan shall terminate automatically ten (10) years after the Effective Date. The Plan may be terminated on any earlier date pursuant to Section 15.2 below. No awards may be granted or awarded after the tenth (10th) anniversary of the Effective Date.

15.2 Right to Amend or Terminate the Plan. The Board may amend, suspend, or terminate the Plan at any time and for any reason. An amendment of the Plan shall not be subject to the approval of the Company’s stockholders unless it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 10); (ii) materially changes the class of persons who are eligible to receive Awards; or (iii) is otherwise required by applicable laws, rules or regulations.

15.3 Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Award previously granted under the Plan without the holder’s consent.

SECTION 16 EXECUTION.

The Plan was (i) originally adopted by the Board of Directors of AMRC on December 19, 2008, effective on such date, (ii) amended and restated by the Board of Directors of AMRC on February 25, 2009, effective on such date, (iii) assumed by the Company effective August 20, 2010 in connection with a reincorporation in Delaware and the creation of a holding company structure, (iv) amended and restated by the Board of Directors of the Company on October 28, 2010 and (v) further amended and restated by the Board of Directors of the Company on September 20, 2011. To record the adoption of the amended and restated Plan, the Company has caused its authorized officer to execute the same.

APPLIED MEDICAL CORPORATION

By	/s/ Said Hilal
Said Hilal President and Chief Executive Officer